UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 11, 2008

(Date of Report/Date of earliest event reported)

SOLO CUP COMPANY

(Exact name of registrant as specified in its charter)

Commission file number 333-116843

Delaware	47-0938234
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1700 Old Deerfield Road Highland Park, Illinois	60035
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 847/831-4800

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02	Results of Operations and Financial Condition.

On March 11, 2008, the registrant, Solo Cup Company (the “Company”), issued a press release announcing summary financial results for the fiscal year ended December 30, 2007. A copy of the press release is furnished as Exhibit 99.1 to this report.

The press release and Schedule A to the press release contain non-GAAP financial measures as defined in Item 10 of Regulation S-K of the Securities Exchange Act of 1934, as amended. Management reports its financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). The Non-GAAP financial measures contained therein (EBITDA, Consolidated EBITDA, Adjusted EBITDA and Pro Forma Consolidated EBITDA) are not measures of financial performance calculated in accordance with GAAP and should not be considered as alternatives to net income (loss) or any other performance measure derived in accordance with GAAP. They should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP, or as alternative measures of liquidity. The non-GAAP financial measures are presented to provide a view to measures similar to those used in evaluating our compliance with certain financial covenants under our Credit Agreement dated February 27, 2004, as amended. They are also used as a metric to determine certain components of performance-based compensation. The pro forma adjustments and Pro Forma Consolidated EBITDA are based on currently available information and certain adjustments that we believe are reasonable and are presented as an aid in understanding our operating results. They are not necessarily indicative of (i) future results of operations that may be obtained by the Company, or (ii) the Company’s results of operations that would have occurred had the transactions described in the footnotes to the tables taken place as of January 2, 2006 or January 1, 2007.

ITEM 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
Exhibit 99.1:	Press Release issued by Solo Cup Company dated March 11, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLO CUP COMPANY

By:	/s/ Robert D. Koney, Jr.
Robert D. Koney, Jr.
Chief Financial Officer and Executive Vice President (Principal Financial and Accounting Officer and Duly Authorized Officer)

Date: March 12, 2008

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